TBS International Takes Delivery of its Fifth Newbuild Roymar Class Multipurpose Tweendecker and Expands Fleet to 51 Vessels

DUBLIN, IRELAND – February 23, 2011 – TBS International plc (NASDAQ: TBSI) announced today that it has taken delivery of the newly-constructed vessel M/V Comanche Maiden from China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.

The M/V Comanche Maiden is the fifth in a series of six “Roymar Class” 34,000 dwt multipurpose tweendecker vessels that the Company ordered at a purchase price of $35.4 million per vessel. This vessel, like her sister ships, has box-shaped holds, open hatches and fully retractable hydraulic tweendecks, is geared with 35 and 40 ton cranes combinable up to 80 tons, and has a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots.

TBS expects to take delivery of the remaining vessel in the second quarter of 2011, and has in place the requisite bank financing for this vessel.

With the delivery of the M/V Comanche Maiden, TBS’s current fleet expands to 51 vessels with an aggregate of 1.55 million dwt, consisting of 29 tweendeckers and 22 handymax/ handysize bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, commented: "We are pleased to add the M/V Comanche Maiden to our operating fleet, thereby expanding our operational fleet to a total of 51 vessels. The delivery of this modern tweendecker vessel is in line with our goal to modernize our fleet. We continue to focus on delivering a quality service to our customers.
“The TBS Five-Star Service consisting of Ocean Transportation, Projects, Operations, Port Services, and Strategic Planning addresses the various transportation needs of our customers and the addition to our fleet of these newly built Roymar Class Multipurpose Tweendecker vessels optimizes our operational capabilities.”

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

●	changes in demand for and pricing of the Company's services, both of which are difficult to predict due to continuing economic uncertainty;
●	the effect of a decline in vessel valuations;
●	the Company's ability to maintain financial ratios and comply with the financial covenants required by its credit facilities as amended;
●	the Company's ability to finance its operations and raise additional capital on commercially reasonable terms or at all;
●
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the  International Maritime Organization and the European Union or by individual countries;

●	actions taken by regulatory authorities;
●	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
●	changes in the typical seasonal variations in charter rates;
●	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
●	additional material declines or continued weakness in shipping rates;
●	changes in general domestic and international political conditions;
●
changes in the condition of the Company's vessels or applicable maintenance or regulatory standards which may affect, among other things, the Company's anticipated drydocking or maintenance and repair costs;

●	increases in the cost of the Company's drydocking program or delays in its anticipated drydocking schedule;
●
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.'s ability to complete and deliver the remaining  multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

●	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the Company's jurisdiction of incorporation;
●	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
●	other factors that are described in the "Risk Factors" sections of the Company's reports filed with the Securities and Exchange Commission.

About TBS International plc:
TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services, and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/ handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at www.tbsship.com.

For more information, please contact:

     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com